NEWS

Wescorp Energy Launches Investor Relations Campaign
Bibicoff + MacInnis to Implement Investment Community Outreach Program

CALGARY, Alberta, April 21, 2010 – Wescorp Energy Inc. (OTCBB: WSCE), a ‘produced water’ remediation technology company, announced that it has engaged Bibicoff + MacInnis, Inc., a full service investor relations and strategic planning firm, to increase investment community awareness of the Company. Bibicoff + MacInnis will initially concentrate on developing and implementing communications strategies and programs specifically targeting the retail, institutional and investment banking communities.

‘Produced water’ is an oil & gas industry term to describe water which comes from the process of lifting oil and gas reserves to the surface. Globally, the produced water industry is a $50 billion market, and by volume, is three times the size of the oil industry.

Harvey Bibicoff, President and CEO of Bibicoff + MacInnis, stated, “This is a pivotal time in the business development of Wescorp and for the commercialization of its superior H20maxx water treatment technology. Management has refocused its strategy, and at the beginning of this year completed the divestiture of ancillary business segments to concentrate on the development of its patented, innovative solution.

“Wescorp’s low-cost, high volume, environmentally neutral process provides oil producers and other entities with an efficient and economical method to clean, and either reuse or dispose of its produced water. We believe that as it’s targeted, growth-oriented business model successfully unfolds, the Company will establish credibility and scalability for its H20maxx system this year and achieve profitability in 2011. As a result, we expect that Wall Street will come to understand and appreciate Wescorp’s growth potential and growing value.

“Our plan,” continued Bibicoff, “is to provide a foundation of accurate and consistent communication with the investment community and stockholders and guide the Company’s activities as it executes its business plan. Wescorp’s model to create significant, recurring low-overhead, high-profit margin revenues is the starting point from which we will pursue our goal of helping to build shareholder value for the Company – so that it can ultimately be rewarded with increasing, long-term market support.”

Douglas Biles, President and CEO of Wescorp, noted, “I believe that successful investor relations is a valuable asset and will play an important role in our future success as we accelerate the commercialization of our H20maxx produced water solution. Now that we are taking steps to broaden the industry’s exposure to our technology, this is the right time to expand our reach to the investment community so that it can more fully understand and appreciate who we are and what we have. We look forward to the capitalizing on the opportunities before us as we identify and utilize strategic partners to maximize our technology and generate future revenue growth.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is a water technology development company focused on implementing their H2Omaxx water remediation technology into the oil and gas production markets and other applicable industries.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Contact:
Terri MacInnis, Dir. of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com